Exhibit 5.1

May 9, 2007

Gardner Denver, Inc.

1800 Gardner Expressway

Quincy, Illinois 62301

Ladies and Gentlemen:

We have acted as counsel to Gardner Denver, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), shares of preferred stock, par value $.01 per share (the “Preferred Stock”), debt securities (the “Debt Securities”) and warrants to purchase the Company’s Common Stock, Preferred Stock or Debt Securities (the “Warrants”). The Common Stock, Preferred Stock, Debt Securities and Warrants are hereinafter collectively referred to as the “Securities.” The Securities may be issued and sold by the Company from time to time as set forth in the Registration Statement, any amendment thereto, and the prospectus contained therein and any supplements thereto to be filed pursuant to the rules and regulations promulgated under the Securities Act.

In connection herewith, we have examined:

(1)	the certificate of incorporation of the Company, as now in effect (the “Certificate of Incorporation”);
(2)	the bylaws of the Company, as now in effect; and
(3)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the

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May 9, 2007

conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.

With respect to the Common Stock, assuming the (a) taking by the Board of Directors of the Company, or a duly constituted and acting committee of such board (collectively, the “Board”), of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock upon payment therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board or by a person duly authorized to act pursuant to Board approval (an “Authorized Person”), or upon the valid exercise of a Warrant to purchase Common Stock in accordance with its terms, such Common Stock will be validly issued, fully paid and nonassessable and will be accompanied by preferred stock purchase rights as provided in the Certificate of Incorporation.

2.

With respect to the Preferred Stock, assuming the (a) taking by the Board of all necessary corporate action to authorize and approve the issuance of the Preferred Stock, (b) due filing of an appropriate certificate of amendment to the Certificate of Incorporation or authorizing resolution authorizing and establishing the terms of the Preferred Stock and (c) due issuance and delivery of the Preferred Stock upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or by an Authorized Person, or upon the valid exercise of a Warrant to purchase Preferred Stock in accordance with its terms, such Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

3.

With respect to the Debt Securities, assuming the (a) taking by the Board or an Authorized Person of all necessary corporate action to authorize and approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Debt Securities upon payment of the consideration therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board or an Authorized Person, or upon the valid exercise of a Warrant to purchase Debt Securities and otherwise in accordance with the provisions of the applicable indenture, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

With respect to the Warrants, assuming the (a) taking by the Board or an Authorized Person of all necessary corporate action to authorize and approve the issuance, execution and terms of the Warrants, the terms of the offering thereof and related matters and (b) due execution, issuance and delivery of such Warrants upon payment

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May 9, 2007

of the consideration therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board or an Authorized Person, and otherwise in accordance with the provisions of the warrant agreement, if applicable, between the Company and the warrant agent named therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph (3) above is subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers) and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware and applicable federal laws.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Bryan Cave LLP